EXHIBIT 10.20

LEASE SUMMARY

Landlord — Africa Israel Ltd.

Facility — 2 Yodfat Street, Lod, Israel 71291

Execution date — April 15, 2004, as supplemented on June 17, 2004 and January 19, 2005 to increase the square footage under the original lease.

Lease area — 3,284 m2 (35,348 ft2) including relative part in the public areas. This does not include approximately 242 m2 (2,600 ft2) Medis previously leased at the facility.

Lease period — December 1, 2004 through November 30, 2009.

Option periods — 2 option period of 30 months each after the lease period. The price for the first option period will be an addition of 12%. The price for the second option period will be an addition of 5%.

Participation of Landlord in the construction budget — Landlord will contribute the sum of $350 per m2 for the square footage under the original lease and the first supplement and $309 per m2 for the square footage under the second supplement, for a total of $1,037,000.

Construction budget — The budget refers to building of offices and laboratories, not including equipment, carpentry, special equipment, Biological & Chemical safety cabinets, blowers, gas systems, control systems and security systems, but preparation of infrastructure for these systems is included. The landlord will charge Medis 10% of the construction cost budget for its roll as general contractor and supervisor.

Right to terminate the contract against compensation. — Medis will have the right to terminate the contract with 6 months advanced notice, after 36 months or after 48 months against payment of 40% or 20%, respectively, of the construction budget. Additionally, Medis has the right to terminate the contract at any point if it will be able to find another tenant approved by the landlord.

Lease payments — Except as described in the next sentence, the lease payments for the first 30 months shall be $9.00 per m2 per month and for the second 30 months shall be $9.50 per m2 per month, plus expenses for management and maintenance of approximately $2.00 per m2 per month. The lease payments for 283 m2 of the space shall be $5.00 per m2 per month. Payment shall be made in New Israeli Shekels and will be linked to the consumer price index. The payments will be made in three month installments.

Bank guarantee — Medis will provide a bank guarantee in an amount equivalent to 6 months rent payments (cost of approximately $1,500 each year).